Sound Revolution Inc. (OTC BB: SRVN) launches
www.myfanpro.com as part of its FanProTM Marketing
Tools

VANCOUVER, BC— August 28, 2006 - Sound Revolution Inc, a digital entertainment distribution, marketing and technology company, announces that it has launched, at www.myfanpro.com, the first of its FanProTM marketing tools, designed for online and offline promotion of products and services.

FanProTM, owned by Sound Revolution, consists of marketing tools and services for up and coming as well as already established artists and products. It offers services that help drive awareness, web traffic, and eventually sales for latest releases of any kind including albums, movies, events, video games and cell phones. Depending on the needs of the potential client, custom cross-media campaigns can be created by Sound Revolution using its custom built technology infrastructure.

A key feature of FanProTM is that it will link artists directly to the consumer through Sound Revolution's proprietary content management system. The system will allow clients the ability to manage their own campaign tools and check the status of marketing efforts, as well as to sell digital content directly to their fans.

With FanProTM in the final stages of development, a pre-launch to build FanPro's rep team across the globe has been introduced at www.myfanpro.com. By building a large database of marketing participants, Sound Revolution will be able to offer direct marketing feedback on the latest media releases, while distributing content to tastemakers in key demographic areas.

"We are designing FanPro with the idea of completing large scale promotions for artists," says Sound Revolution Director of Marketing, Sandra Wong, "Paired with the marketing power of being aligned with charities through our website charitytunes.com, we offer artists the ability to conduct a powerful grassroots promotional campaign."

About Sound Revolution and Charity Tunes
Music can change the world. Sound Revolution Inc., an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution has digital content management technology available for licensing and distribution services. It owns FanProTM, a set of music marketing tools. It also wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.net, www.charitytunes.com, or www.corporate.charitytunes.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc.
Penny Green, President
(604) 780 3914
info@soundrevoluion.net
www.soundrevolution.net